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                                                                    EXHIBIT 99.1

                            JAG Media Holdings, Inc.


For Immediate Release:

Contacts:
Stephen J. Schoepfer, EVP & COO
JAG Media Holdings, Inc.
(888) 828-4174
steve@jagnotes.com


                JAG Media Holdings, Inc. Announces Stock Dividend

Boca Raton, FL, March 18, 2003 - JAG Media Holdings, Inc. (OTCBB: JGMHA) announced today that its Board of Directors has declared a special stock dividend. The dividend will take the form of a new series of Class B common stock, which will be distributed to the Company's beneficial stockholders of record as of the record date. The special stock dividend will be distributed to owners of the Company's Class A common stock as of the record date in a ratio of one share of Series 2 Class B common stock for every 100 shares of Class A common stock owned. The Company wants to coordinate its stock dividend with the consummation of its anticipated merger with Oil@Work. Accordingly, it has fixed April 14, 2003 as the record date, since it is the date prior to the anticipated closing date for the Oil@Work merger. If the closing date for the merger is adjusted, the Company reserves the right to change the record date as well so it remains the day prior to the closing date. The special stock dividend will, however, be distributed whether or not the Oil@Work merger is consummated.

The shares of Series 2 Class B common stock will be non-voting, have dividend and liquidation rights equal to the Class A common stock and be redeemable, which redemption by JAG Media shall be mandatory to the fullest extent permitted by law within six months following final resolution of JAG Media's lawsuit against various brokerage firms (JAG Media Holdings, Inc. and Gary Valinoti v. A.G. Edwards & Sons et al.) currently pending in U.S. District Court for the Southern District of Texas (or as soon thereafter as legally permissible) at a redemption price which is the greater of (i) par value or (ii) ninety percent of the net proceeds to JAG Media of such lawsuit after payment of fees and expenses incurred in connection with such lawsuit and all taxes on net income accrued or paid with respect to such net amount.

Certificates for the Series 2 Class B shares will not have a CUSIP number, will specify the name of the beneficial owner of such shares and will be mailed directly to such beneficial owner soon after the record date. If a stockholder is already a record owner of the Company holding certificates issued in his name, he does not need to take any further action. A Stock Certificate for the dividend will be mailed to him.


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If a stockholder does not yet hold his shares in the Company in certificate form but holds them in street name with a broker, to ensure prompt receipt of such dividend such a stockholder should immediately obtain from his broker a physical certificate representing his shares of Class A common stock of JAG Media. All such requests should be made by stockholders in writing. To assist stockholders in this regard, a sample stockholder letter requesting certification of their position has been posted on the Company's website (www.jagnotes.com).

If a stockholder still holds the Company's Series 1 Class B common stock, he may wish to convert such shares into Class A common stock prior to the record date since the dividend will only be payable on outstanding shares of the Company's Class A common stock. Shares of Series 1 Class B common stock are convertible by mailing the certificate for such shares to our transfer agent with the exchange letter also posted on the Company's website.

If the Oil@Work merger is consummated, the Company's Class A Common Stock will have a new ticker symbol, a new CUSIP number and will reflect the Company's new name. Mechanics for dealing with the Company's Class A Common Stock will be announced at the time of the merger.


About JAG Media Holdings, Inc.

JAG Media Holdings, Inc. is a provider of Internet-based equities research and financial information that offers its subscribers a variety of stock market research, news, commentary and analysis, including "JAG Notes", the Company's flagship early morning consolidated research product. The Company also offers, through its wholly-owned subsidiary, JAG Company Voice LLC, its "Company Voice" service which provides publicly traded companies with production services and distribution for their corporate messages in streaming video/audio format. The Company's websites are located at www.jagnotes.com and www.thecompanyvoice.com.


Safe Harbor Statement - Certain statements made herein that are not historical are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and may contain forward-looking statements, with words such as "Anticipate, "believe," "expect," "future," "may," "will," "should," "plan," "projected," "intend," and similar expressions to identify forward-looking statements. These statements are based on the Company's beliefs and the assumptions it made using information currently available to it. Because these statements reflect the Company's current views concerning future events, these statements involve risks, uncertainties and assumptions. The actual results could differ materially from the results discussed in the forward-looking statements. In any event, undue reliance should not be placed on any forward-looking statements, which apply only as of the date of this press release. Accordingly, reference should be made to the Company's periodic filings with the Securities and Exchange Commission.

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